CONFIDENTIAL

INNEXUS EVOGENIX MATERIAL TRANSFER AGREEMENT

This MATERIAL TRANSFER AGREEMENT (Agreement), is made effective as of August 1st, 2005 (Effective Date) and is entered into by and between InNexus Biotechnology Inc., a Canadian corporation having an address at 14th Floor, Commerce Place, 400 Burrard Street, Vancouver, BC, V6C 3G2, Canada (InNexus) and EvoGenix Ltd an Australian Corporation having an address at Level 2, 37 Bligh Street, Sydney NSW 2000 Australia,  (EvoGenix) and subsequently both herein shall be referred to collectively as the “Parties”.

WHEREAS, each of the Parties is interested in evaluating the use of its respective technologies for the potential development of therapeutic antibodies and/or diagnostics tests in the general area of infectious diseases or other such areas as may be designated and in connection therewith the parties desire for EvoGenix to transfer to InNexus certain proprietary materials of EvoGenix, (the EvoGenix Materials) and for InNexus to transfer to EvoGenix certain proprietary materials (the Combined Materials, incorporating both InNexus Materials and EvoGenix Materials) solely for the purpose of facilitating such evaluation; and

WHEREAS, upon a successful completion of the evaluation both parties may agree to enter into a further collaborative and licensing agreement, and

WHEREAS, in order to facilitate such evaluation, the Parties desire for InNexus to perform certain conjugations of the EvoGenix Materials (as defined below) using a quantity of EvoGenix Materials as provided by EvoGenix hereunder and other required assessments (the InNexus Activities) and for EvoGenix to perform further required assessments (the EvoGenix Activities) of the Combined Materials as supplied to it; and

NOW, therefore, the Parties agree as follows:

1.

Transfer of EvoGenix Materials.  EvoGenix agrees to deliver a certain quantity of the EvoGenix Materials (as defined below) to InNexus in the manner specified in Exhibit D for the sole purpose of allowing InNexus to carry out work with the EvoGenix Materials (the “InNexus Activities”), such work to be performed by InNexus as set forth in Exhibit C.

2.

Transfer of Combined Materials.  Following performance of the InNexus Activities described in 1 and Exhibit C, InNexus will transfer materials created  (the Combined Materials) to EvoGenix in the manner specified in Exhibit D for the purpose of evaluation of the Combined Materials as set forth in Exhibit C.

3.

The transfer of the EvoGenix Materials or InNexus Materials or Combined Materials by one Party to another hereunder constitutes the grant of a non-exclusive license to the receiving Party to use the transferred Materials during the term of this Agreement solely to perform the Activities.  This Agreement does not in any way restrict the transferring Party’s right to distribute any of its own Materials (but not the Combined Materials) to other commercial or non-commercial entities.  Neither Party shall have any obligation to grant a further license to the other Party, and may grant exclusive or non-exclusive licenses to third parties who may be investigating any other uses of its own Materials (but not the Combined Materials).

4.

Definitions.

a.

For purposes of this Agreement, “InNexus Materials” shall mean the proprietary materials described in Exhibit A, as well as any derivatives, progeny, forms or improvements developed there from; provided, however, the InNexus Materials shall not include any EvoGenix Materials or the Combined Materials.

b.

For purposes of this Agreement, “EvoGenix Materials” shall mean the proprietary materials of EvoGenix as described in Exhibit B, as well as any derivatives, progeny, forms, or improvements developed there from; provided, however, the EvoGenix Materials shall not include any InNexus Materials or the Combined Materials.

c.

For purposes of this Agreement “Combined Materials” shall mean that material created which is the sum of, or the combination of the EvoGenix Materials and the InNexus Materials as developed and defined within the Activities as defined by the work plan attached as Exhibit C.

d.

For the purposes of this Agreement “Materials” shall mean the EvoGenix Materials, the InNexus Materials and the Combined Materials.

e.

For the purposes of this Agreement “Intellectual Property Rights” shall mean statutory and other proprietary rights in respect of copyright and neighbouring rights, all rights in relation to inventions, patents, plant varieties, registered and unregistered trade marks, registered and unregistered designs, circuit layouts and rights to require information be kept confidential, but does not include moral rights that are not transferable.

f.

For purposes of this Agreement, the “Activities” shall mean the activities described in the work plan set out in Exhibit C, incorporating the InNexus Activities and the EvoGenix Activities.

5.

Limitation of Use.  InNexus agrees to use the EvoGenix Materials and Combined Materials only for the performance of the Activities and not for any other use or purpose without the prior express written consent of the other Party.  EvoGenix agrees to use the InNexus Materials and the Combined Materials only for the performance of the Activities and not for any other use or purpose without the prior express written consent of the other Party.  Such use will occur solely in the laboratories of a Party under suitable containment conditions, and such Party shall only grant access to the other Party’s Materials to those of its employees or consultants who require such access for the performance of the Activities, who have been made aware of the confidentiality obligations contained in this Agreement and who are bound by substantially equivalent obligations of confidentiality.

6.

Results.  Unless otherwise agreed to in writing by the other Party, neither Party shall publish the results, data or information regarding any evaluation of the Combined Materials (collectively, the “Results”) nor disclose the Results to third parties.

7.

Records.  During the term of this Agreement and thereafter until the return or destruction of the other Party’s Materials, each Party will prepare and maintain complete and accurate written records of all uses made of such Materials, and, upon the other Party’s request, copies of such records will be furnished to the other Party; provided, however, that the other Party will treat such records as confidential information of the providing Party subject to the terms and conditions of the Confidential Information Agreement (as defined below).

8.

Confidentiality.  All information that either Party receives from the other Party, as well as all Results, shall be considered “Confidential Information”  as given and as previously defined under that certain Confidential Non-Disclosure Agreement (Two-Way) between the Parties, previously signed (the “Confidential Information Agreement”).  Neither the Confidential Information Agreement nor any provision of this Agreement shall be deemed to prevent either Party from using or disclosing for any purpose information relating solely to such Party’s Materials.

9.

Ownership and Control of InNexus Materials.  InNexus shall have title to all InNexus Materials and all Intellectual Property Rights in them and, except as set forth in Section 1 and Section 11, nothing in this Agreement grants EvoGenix any rights under any Intellectual Property Rights of InNexus.  During the term of the Agreement, EvoGenix shall retain control over any InNexus Materials provided to EvoGenix hereunder.  EvoGenix shall at no time transfer any InNexus Materials to any third party without InNexus’ prior written consent.

10.

Ownership and Control of EvoGenix Materials.  EvoGenix shall have title to all EvoGenix Materials and all Intellectual Property Rights in them and, except as set forth in Section 1 and Section 11, nothing in this Agreement grants InNexus any rights under any Intellectual Property Rights of EvoGenix.  During the term of the Agreement, InNexus shall retain control over any EvoGenix Materials provided to InNexus hereunder.  InNexus shall at no time transfer any EvoGenix Materials to any third party without EvoGenix’ prior written consent.

11.

Ownership and Control of Combined Materials.  Subject to this article and article 13 herein each of the Parties shall own jointly any Intellectual Property Rights relating to the Combined Materials or the Results arising from use of the Combined Materials.  The Parties hereby agree that the Combined Materials are created solely for the purpose of performing the Activities, and that no patent application will be filed in respect of the Combined Materials or incorporating the Results arising from use of the Combined Materials unless otherwise agreed in writing between the Parties.  Neither party may commercially exploit any Combined Materials or any Intellectual Property Right relating to the Combined Materials or the Results arising from use of the Combined Materials, other than pursuant to a further written agreement between the Parties.

12.

Destruction of Materials.  Promptly upon the earlier of (i) completion of the Activities or (ii) termination or expiration of this Agreement, unless the Parties agree otherwise in writing, each Party shall, at the election of the other Party, return to the other Party or destroy all the other Party’s Materials and the Combined Materials then in its possession.

13.

Intellectual Property Rights.  Unless otherwise provided herein, ownership of all Intellectual Property Rights created, and any technique, process, apparatus, material, product, data, formula, software, design, trade secret, improvement, know-how or invention, whether patentable or not, made, in performing the Activities (“Evaluation Inventions”) will follow the United States laws of inventorship.

(a) In the event that EvoGenix develops an Evaluation Invention which relates exclusively to the InNexus Materials, and not the EvoGenix Materials, EvoGenix shall promptly provide written notice to InNexus of such Evaluation Invention and will, upon the request of InNexus, assign such Evaluation Invention to InNexus for no additional consideration.

(b) In the event InNexus develops an Evaluation Invention which relates exclusively to the EvoGenix Materials, and not the InNexus Materials, InNexus shall promptly provide written notice to EvoGenix of such Evaluation Invention and will, upon the request of EvoGenix, assign such Evaluation Invention to EvoGenix for no additional consideration.

(c)  Ownership in Evaluation Inventions and Results obtained relating to the Combined Materials will vest equally in the Parties as outlined in Clause 11.

(d) All notices described in this Section 13 shall provide a detailed description of the relevant Evaluation Invention.

14.

Management of the Activities.  Each Party shall nominate a Project Leader, who shall be responsible for transfer of Materials, ensuring timely performance of that Party’s Activities, reporting to the other Party on Results and Inventions, and providing reports to the management of both Parties on the progress of the Activities.

15.

Review of Results.    At appropriate intervals during the course of the Activities, and at the conclusion of the Activities, the Parties will meet to review the Results and to determine any further actions to be undertaken which may include but are not limited to, a further or modified experimental program, negotiation of a license or other relationship, patenting of the Results, or agreement on the future use of the Results by either or both parties.

16.

No Warranty.  The EvoGenix Materials and the InNexus Materials are for the sole purpose of facilitating the Activities.  THE EVOGENIX MATERIALS AND THE INNEXUS MATERIALS ARE BEING SUPPLIED “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND EVOGENIX AND INNEXUS EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

17.

No materials in this evaluation MAY BE USED IN HUMAN SUBJECTS.  The Combined Materials will only be used by the Parties for the Activities under suitable containment conditions and for purposes of exploring the possibility of entering into a further collaborative research agreement.

18.

Care in Use of the Materials.  Each Party acknowledges the Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition, and containment of the Materials.  Each Party agrees to maintain the Materials under suitable containment conditions in compliance with all applicable national, state and local laws, regulations, rules and ordinances.

19.

Hold Harmless.  Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (the “Indemnified Party”) and its officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against the Indemnified Party arising from or in connection with the InNexus Activities or other activities conducted by the Indemnifying Party under this Agreement, except insofar as such liability arises out of the Indemnified Party’s negligence or intentional misconduct.

20.

Compliance with Laws.  Each of the Parties shall use the EvoGenix and InNexus Materials and the Combined Materials in compliance with all applicable laws and regulations of the Province of British Columbia, Canada,, or equivalent laws and regulations that apply in any other State, Province or Territory, where the Activities may be undertaken.

21.

No Conflict.  Each of EvoGenix and InNexus represent that this Agreement does not, and during the term of this Agreement will not, conflict with any other right or obligation provided under any other agreement or obligation that such Party has with any third party.

22.

Term of Agreement.  This Agreement shall remain in effect for 12 (twelve) months from the Effective Date.  Either Party may terminate this Agreement for any reason immediately upon written notice to the other, which notice shall be effective on receipt.  Upon termination or expiration of this Agreement for any reason, the following provisions shall survive: Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 17, 19 and 20.

23.

General.  This Agreement contains the entire agreement between both Parties with respect to the subject matter of this Agreement and supersedes any previous understandings, commitments or agreements, oral or written, regarding such subject matter.  This Agreement shall be governed by and construed under the laws of the Province of British Columbia, Canada, without regard to its conflict of laws principles.  The Parties hereby submit to the exclusive jurisdiction of the courts of British Columbia in all matters concerning this Agreement.  This Agreement may be modified only by a subsequent written agreement signed by both Parties.  If any provision of this Agreement is held to be unenforceable, the remaining provisions shall continue unaffected.

24.

Independent Contractors; Use of Party’s Name.  The relationship of the Parties hereto shall be that of independent contractors.  The Parties hereto shall not be deemed to be agents, employer-employee, partners or joint ventures of the other for any purpose as a result of this Agreement or of the transactions contemplated thereby.  Neither Party shall use the name of the other Party for promotional purposes without the prior written consent of the Party whose name is proposed to be used.  No news release, publicity or other public announcement, either written or oral, regarding the terms and/or existence of this Agreement, or performance hereunder, shall be made by either Party without the prior written approval of the other Party.

25.

Assignment.  Neither Party may assign this Agreement to any third party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided each Party may assign this Agreement, without the other Party’s consent, to an affiliate company of the Party, or to an entity that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise.

26.

No Waiver:  No delay or indulgence by a Party in enforcing this Agreement will prejudice or restrict the rights of that Party, nor will a waiver of those rights operate as a waiver of a subsequent breach.

27.

Severability:  If a provision of this Agreement offends any applicable law, or is unlawful, invalid or unenforceable, then where the provision can be read down so as to be valid and enforceable it must be read down to that extent, or otherwise will be deigned to be severed from the other provisions.

IN WITNESS THEREOF, each of the Parties has caused this Agreement to be executed by a duly authorized representative on the dates entered herein below, and said representatives hereby warrant that they have been duly authorized to sign this Agreement on behalf of their respective Parties.

EVOGENIX, LTD. Signature: “Merilyn Sleigh” Date ~~: _________________~~ : October 28, 2005 Name (print): Merilyn Sleigh PhD Title: CEO and Managing Director ~~______~~	INNEXUS BIOTECHNOLOGY, INC. Signature: Date: 13 October 2005 Name: Alton C. Morgan Ph. D. Title: President & CEO

InNexus Biotechnology, Inc. MTA (8-4-05)

CONFIDENTIAL

EXHIBIT A

Description of InNexus Materials -

All material related to Super Antibody Technology, including but not limited to autophillic conjugated peptides and related conjugated peptides as covered under  all InNexus patents filed or applied for, or  any improvements continuances thereof as listed herein plus any other InNexus material which is to be included as defined within Exhibit C herein.

EXHIBIT B

Description of EvoGenix Materials – All material related to EvoGenix Antibody Technology, including but not limited to forms of antibodies directed against Respiratory Syncytial Virus (RSV)  and related as covered under all EvoGenix patents filed or applied for, or any improvements or continuances thereof as listed herein plus any other EvoGenix Material which is to be included as defined within Exhibit C herein.

EXHIBIT C

Preliminary Description of the Activities - ( to be further discussed as required)

EvoGenix will at its own expense supply InNexus for the InNexus Activities:

▪

Up to ten (10) mg of a full length antibody and a Fab fragment of one or more  antibodies directed against Respiratory syncytial virus (RSV). Further EvoGenix will supply  all relevant information on the antibody or Fab to include where known or relevant:

▪

Description of antibody

▪

Species

▪

Ig class

▪

Humanized or chimeric etc

▪

Monoclonal or polyclonal

InNexus will at its own expense:

▪

Conjugate the RSV FAb with its material, i.e. the autophillic T15 peptide at the tryptophan binding site or the nucleotide binding site (as appropriate).  The materials produced as a result of this conjugation using any antibodies in whatever format supplied as EvoGenix Materials, will be the Combined Materials.

▪

Assay the newly created Super Antibody form of the EvoGenix antibody (the Combined Materials) for proof of conjugation and other general quality controls using its standard QC assays (including efficiency of conjugation and contamination by aggregated protein)

▪

InNexus will transfer sufficient amounts (as determined by the Project Leaders) of the Combined Materials in sufficiently purified form to EvoGenix, so that it may carry out the EvoGenix Activities

EvoGenix will at its own expense:

▪

Assay the Combined Materials for virus binding and antiviral activity which may involve certain ELISA assays, cell based assays, and or other such to be determined assays which would demonstrate enhanced potency, cross linking or potential use as an infectious disease therapeutic or diagnostic product. A positive result is defined as a significant increase in antigen binding and a significant increase in neutralization potency.

It is recognized that during the term of the Agreement, a number of different versions of the above Super Antibody (Combined materials) may be created.  Each party will endeavor to carry out its obligations under this Agreement to perform the Activities within a reasonable time frame.

EXHIBIT D

Transfer of Materials:  All Materials to be transferred by one Party to the other under this Agreement shall be transferred as follows:

Packaging

ice or dry ice

Method of Transport

Fedex or equivalent

1

InNexus Biotechnology, Inc. MTA (8-4-05)